EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form S-1 on Form S-3 Registration Statement (the “Registration Statement”) of CombiMatrix Corporation (the “Company”) of our report dated March 24, 2014, relating to our audit of the Company’s consolidated financial statements as of December 31, 2013 and 2012, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ HASKELL & WHITE LLP

Irvine, California
April 28, 2014